Letter to the SEC Regarding the Issuer's Independent Public Accountants, Arthur Andersen LLP

To the Securities and Exchange Commission:

Arthur Andersen LLP has audited the financial statements of SCE Funding LLC as of December 31, 2001, and for the year then ended, and has issued a report thereon dated March 25, 2002.

SCE Funding LLC has received representations from Arthur Andersen LLP, in a letter dated March 25, 2002, that their audit was subject to their quality control system for the United States accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, and that there was appropriate continuity of Arthur Andersen LLP personnel working on the audit and availability of national office consultation.
Availability of personnel at foreign affiliates of Arthur Andersen LLP to conduct the relevant portions is not relevant to this audit.

SCE FUNDING LLC

By:

Kenneth S. Stewart
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Kenneth S. Stewart
Secretary and General Counsel

Date: March 28, 2002